                                                                      EXHIBIT 11

                 MALAN REALTY INVESTORS, INC. AND SUBSIDIARY
                      COMPUTATION OF EARNINGS PER SHARE
         (IN THOUSANDS, EXCEPT SHARE AND EARNINGS PER SHARE AMOUNTS)

                                       THREE MONTHS ENDED SEPTEMBER 30
                                          1996                  1995
                                          -----                 -----

                                               FULLY               FULLY
                                  PRIMARY     DILUTED   PRIMARY   DILUTED
                                  -------     -------   -------   -------
INCOME                                 $220       $220      $437      $437

  NET INCOME

  INTEREST ON CONVERTIBLE
  DEBT                                           2,117               2,039
                                  ---------  --------- --------- ---------

TOTAL                                  $220      2,337      $437    $2,476
                                  =========  ========= ========= =========

NUMBER OF SHARES

  WEIGHTED AVERAGE
  SHARES OUTSTANDING              3,460,435  3,460,435 3,427,255 3,427,255

  SHARES ISSUED UPON
  CONVERSION OF CONVERTIBLE DEBT             5,193,234           5,337,686
                                  ---------  --------- --------- ---------

TOTAL                             3,460,435  8,653,669 3,427,255 8,764,941
                                  =========  ========= ========= =========

NET INCOME PER SHARE                  $0.06      $0.27     $0.13     $0.28
                                      =====      =====     =====     =====


                                      NINE MONTHS ENDED SEPTEMBER 30
                                          1996                 1995
                                          ----                 ----

                                               FULLY                FULLY
                                    PRIMARY    DILUTED   PRIMARY   DILUTED
                                    -------    -------   -------   -------

INCOME                                 $427       $427    $1,634    $1,634

  NET INCOME

  INTEREST ON CONVERTIBLE
  DEBT                                           6,352               6,194
                                  ---------  --------- --------- ---------

TOTAL                                  $427      6,779    $1,634    $7,828
                                  =========  ========= ========= =========

NUMBER OF SHARES

  WEIGHTED AVERAGE
  SHARES OUTSTANDING              3,465,282  3,465,282 3,543,344 3,543,344

  SHARES ISSUED UPON
  CONVERSION OF CONVERTIBLE DEBT             5,193,234           5,339,805
                                  ---------  --------- --------- ---------

TOTAL                             3,465,282  8,658,516 3,543,344 8,883,149
                                  =========  ========= ========= =========

NET INCOME PER SHARE                  $0.12      $0.78     $0.46     $0.88
                                      =====      =====     =====     =====